Exhibit 99.1

October 21, 2014

Liberty Interactive Corporation Announces Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) will webcast its annual Investor Meeting on Wednesday, November 19, 2014 with presentations beginning at 9:00 a.m. E.S.T. During these presentations, observations may be made regarding the company's financial performance, outlook and recent developments.
The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the webcast. An archive of the webcast will also be available on this website for 30 days.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: the QVC Group (formerly referred to as the Liberty Interactive Group) and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation’s subsidiary, QVC, Inc., and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, its subsidiaries Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, Inc., Commerce Technologies, Inc., LMC Right Start, Inc. and Evite, Inc., and minority interests in Time Warner, Time Warner Cable, Lending Tree and Interval Leisure Group.

Liberty Interactive Corporation

Courtnee Ulrich, 720-875-5420

Source: Liberty Interactive Corporation